------                                                             ---------------------------
FORM 4          UNITED STATES SECURITIES AND EXCHANGE COMMISSION   OMB APPROVAL
------                     WASHINGTON, D.C. 20549                  ---------------------------
                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP     OMB NUMBER:       3235-0287
                                                                   EXPIRES: SEPTEMBER 30, 1998
                                                                   ESTIMATED AVERAGE
                                                                   BURDEN HOURS PER
                                                                   RESPONSE............... 0.5
                                                                   ---------------------------
[ ] CHECK THIS BOX IF
    NO LONGER SUBJECT TO
    SECTION 16. FORM 4 OR FORM
    5 OBLIGATIONS MAY CONTINUE.
    SEE INSTRUCTION 1(B).

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
        Section 17(a) of the Public Utility Holding Company Act of 1935
             or Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
-----------------------------------------   -------------------------------------------   ------------------------------
1.  Name and Address of Reporting Person*   2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting
                                                                                             Person(s) to Issuer
                                                                                             (Check all
Booty     John       A.                        ARV ASSISTED LIVING, INC. (SRS)                applicable)
---------------------------------------------------------------------------------------
(Last)    (First)   (Middle)                                                                  X      Director
                                                                                              __     10% Owner
                                                                                              __     Officer
                                                                                                     (give title below)
245 Fischer Avenue, Suite D-1                                                                 __     Other
-----------------------------------------                                                            (specify below)
          (Street)

Costa Mesa    CA     92626                        3. IRS or Social Security  4. Statement
-----------------------------------------            Number of Reporting        for
(City)      (State)  (Zip)                           Person (Voluntary)         Month/Year
                                                                                11/98

                                                                             5. If Amendment,    7. Individual or Joint/Group Filing
                                                                                Date of Original         (Check Applicable Line)
                                                                                (Month/Year)
                                                                                                     X  Form filed by One Reporting
                                                                                                        Person
                                                                                                     __ Form filed by More
                                                                                                        than One Reporting Person
---------------------------------------------------------------------------------
 TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
---------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
1. Title of Security     2. Transaction    3. Transaction  4. Securities Acquired    5. Amount      6. Ownership   7. Nature
   (Instr. 3)               Date              Code            (A) or Disposed of (D)    of             Form:          of
                                              (Instr. 8)      (Instr. 3, 4 and 5)       Securities     Direct (D)     Indirect
                                                                                        Beneficially   or             Beneficial
                                                                                        Owned          Indirect       Ownership
                                                                                        at End         (I)
                                                                                        of Month       (Instr. 4)     (Instr. 4.)
                         ------------------------------------------------------------   (Instr. 3
                         (Month/Day/Year)     Code     V    Amount  (A) or (D) Price     and 4)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                11/2/98            G       V    5,000       D      N/A      364,028            I             Trust
-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------




-----------------------------------------------------------------------------------------------------------------------------------



Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one
reporting person, see Instruction 4(b)(v).


                                                                          (Over)
                                                                 SEC 1474 (7-96)

           TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR
                               BENEFICIALLY OWNED
                         (E.G., PUTS, CALLS, WARRANTS,
                        OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------
1. Title of            2. Conver-  3. Trans-  4. Trans-  5. Number of  6. Date Exer-    7. Title and    8. Price
   Derivative             sion or     action     action     Deriv-        cisable          Amount of       of
   Security (Instr. 3)    Exercise    Date       Code       ative         and              Underlying      Derivative
                          Price of    (Month/    (Instr. 8) Securities    Expiration       Securities      Security
                          Derivative  Day/                  Acquired      Date             (Instr. 3 and   (Instr. 5)
                          Security    Year)                 (A) or        (Month/Day/Year) 4)
                                                            Disposed of
                                                            (D)
                                                            (Instr. 3,
                                                            4, and 5)
                                               -----------------------------------------------------------
                                                 Code  V    (A)  (D)      Date   Expira-    Title   Amount
                                                                          Exer-  tion Date          or
                                                                          cisable                   Number
                                                                                                    of
                                                                                                    Shares
------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------



9. Number           10. Ownership       11. Nature of
   of                   Form of             Indirect
   Derivative           Derivative          Beneficial
   Securities           Security;           Ownership
   Beneficially         Direct              (Instr. 4)
   Owned                (D) or
   at End of            Indirect (I)
   Month
   (Instr. 4)           (Instr. 4)
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------


--------------------------------------------------------------------------------


--------------------------------------------------------------------------------


--------------------------------------------------------------------------------


--------------------------------------------------------------------------------


--------------------------------------------------------------------------------





EXPLANATION OF RESPONSES:






** INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACTS CONSTITUTE FEDERAL
   CRIMINAL VIOLATIONS.
   SEE 18 U.S.C. 1001 AND 15 U.S.C. 78ff(a).


NOTE: FILE THREE COPIES OF THIS FORM, ONE OF WHICH MUST BE MANUALLY SIGNED. IF SPACE IS INSUFFICIENT, SEE INSTRUCTION 6 FOR PROCEDURE.

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB NUMBER.



/s/ SHEILA M. MULDOON                    DECEMBER 2, 1998
----------------------------------       ----------------
** SIGNATURE OF REPORTING PERSON               DATE
   JOHN A. BOOTY, BY SHEILA M.
   MULDOON, HIS ATTORNEY IN
   FACT